UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2025

HYATT HOTELS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34521	20-1480589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 North Riverside Plaza Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 750-1234

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, $0.01 par value	H	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On October 30, 2025, Hyatt Hotels Corporation (the “Company”), as a borrower, certain subsidiaries of the borrower from time to time party thereto as borrowers or guarantors, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent (the “Administrative Agent”), Wells Fargo Bank, National Association, as syndication agent, BofA Securities, Inc., Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A. and The Bank of Nova Scotia, as joint book runners and co-lead arrangers, JPMorgan Chase Bank, N.A., The Bank of Nova Scotia, Deutsche Bank AG New York Branch, Goldman Sachs Lending Partners LLC, PNC Bank, National Association, Truist Bank and U.S. Bank National Association, as co-documentation agents, and Credit Agricole Corporate and Investment Bank, Fifth Third Bank, National Association and Sumitomo Mitsui Banking Corporation, New York Branch, as co-senior managing agents, entered into a Credit Agreement (the “Credit Agreement”). The Credit Agreement provides for a $1.5 billion senior unsecured revolving credit facility (the “Revolving Credit Facility”) that matures on October 30, 2030. As of October 30, 2025, no borrowings were outstanding under the Revolving Credit Facility. The Credit Agreement refinances and replaces in its entirety that certain Credit Agreement, dated as of May 18, 2022, by and among the Company, as a borrower, the other borrowers and guarantors from time to time party thereto, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent, and the other parties party thereto, as the same has been amended from time to time.

The Credit Agreement provides for the making of loans under the Revolving Credit Facility (“Revolving Loans”) to the Company in U.S. dollars and, subject to a sublimit of $250 million, certain other currencies and the issuance of up to $300 million of letters of credit for the account of the Company and its subsidiaries. The Company has the option during the term of the Revolving Credit Facility to increase the Revolving Credit Facility by an aggregate amount of up to an additional $1 billion (provided that, among other things, new and/or existing lenders agree to provide commitments for this increased amount). Revolving Loans will bear interest, at the Company’s option, at base rate plus a range of 0.000% to 0.250% per annum, depending on the Company’s debt ratings, or term SOFR, the applicable foreign currency daily rate or the applicable foreign currency term rate, as applicable, plus a range of 0.775% to 1.250% per annum, depending on the Company’s debt ratings. The Revolving Credit Facility also includes a facility fee of a range of 0.090% to 0.225% per annum, depending on the Company’s debt ratings, on the actual daily amount of the aggregate revolving committed amount, regardless of usage.

The Company may prepay outstanding Revolving Loans, in whole or in part, at any time, subject to certain restrictions and upon notice to the Administrative Agent. The Credit Agreement contains customary affirmative, negative and financial covenants, representations and warranties and default provisions.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the text of the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1, and incorporated herein by reference. The Credit Agreement has been included as an exhibit to this filing to provide investors and security holders with information regarding its terms and is not intended to provide any other factual information about the Company or any of its subsidiaries. The representations and warranties in the Credit Agreement were made only for the purposes of the Credit Agreement, as of a specified date, and may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders or may have been used for the purpose of allocating risk between the parties. Accordingly, the representations and warranties in the Credit Agreement are not necessarily characterizations of the actual state of facts concerning the Company or any of its subsidiaries at the time they were made or otherwise and should only be read in conjunction with the other information that the Company makes publicly available in reports, statements and other documents filed with the Securities and Exchange Commission.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Credit Agreement, dated as of October 30, 2025, by and among Hyatt Hotels Corporation, as a borrower, certain subsidiaries of the borrower from time to time party thereto as borrowers or guarantors, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent, Wells Fargo Bank, National Association, as syndication agent, BofA Securities, Inc., Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A. and The Bank of Nova Scotia, as joint book runners and co-lead arrangers, JPMorgan Chase Bank, N.A., The Bank of Nova Scotia, Deutsche Bank AG New York Branch, Goldman Sachs Lending Partners LLC, PNC Bank, National Association, Truist Bank and U.S. Bank National Association, as co-documentation agents, and Credit Agricole Corporate and Investment Bank, Fifth Third Bank, National Association and Sumitomo Mitsui Banking Corporation, New York Branch, as co-senior managing agents
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hyatt Hotels Corporation

Date: October 30, 2025	By:	/s/ Joan Bottarini
		Name:	Joan Bottarini
		Title:	Executive Vice President, Chief Financial Officer